As filed with the Securities and Exchange Commission on January 30, 2015

Registration No. 333-194650

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-194650

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Prosensa Holding N.V.

(Exact Name of Registrant as specified in its charter)

The Netherlands	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

J.H. Oortweg 21

2333 CH Leiden

The Netherlands

(Address including zip code of Principal Executive Offices)

Prosensa Holding N.V. 2010 Equity Incentive Plan

(Full title of the plans)

Scott Clarke

Managing Director

Prosensa Holding N.V.

J.H. Oortweg 21

2333 CH Leiden, the Netherlands

+31 (0)71 33 22 100

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Amendment”) relates to the following Registration Statement of Prosensa Holding N.V., a public limited liability company (naamloze vennootschap) organized under the laws of the Netherlands (the “Registrant”), on Form S-8 (the “Registration Statement”):

•	Registration Statement No. 333-194650, filed with the Securities and Exchange Commission (the “Commission”) on March 18, 2014, pertaining to the registration of ordinary shares, nominal value €0.01 per share, of the Registrant (“Shares”) under the Prosensa Holding N.V. 2010 Equity Incentive Plan.

On January 29, 2015, BioMarin Falcons B.V. and BioMarin Giants B.V. (together, “Purchaser”), each a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands and a wholly-owned direct or indirect subsidiary of BioMarin Pharmaceutical Inc., a Delaware corporation (“BioMarin”), completed the tender offer for all of the outstanding ordinary Shares that was commenced pursuant to the Purchase Agreement, dated November 23, 2014, between BioMarin, BioMarin Falcons B.V. and Registrant (the “Purchase Agreement”) (such tender offer, the “Offer”). BioMarin and Purchaser intend to complete a corporate reorganization of Prosensa and its subsidiaries via a sale of all of Prosensa’s assets to BioMarin Falcons, followed by the dissolution and liquidation of Prosensa (collectively, the “Transaction”).

As a result of the Transaction, the Registrant has terminated any and all offerings of Shares pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leiden, the Netherlands, on January 30, 2015.

Prosensa Holding N.V.

By:	/s/ Giles Campion
Name:	Giles Campion
Title:	Managing Director

By:	/s/ Scott Clarke
Name:	Scott Clarke
Title:	Managing Director